As filed with the Securities and Exchange Commission on August 22, 2023

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

PLBY GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	37-1958714 (I.R.S. Employer Identification No.)

10960 Wilshire Blvd., Suite 2200 Los Angeles, CA (Address of Principal Executive Offices)	90024 (Zip Code)

PLBY Group, Inc. 2021 Equity and Incentive Compensation Plan
(Full title of the plan)

Chris Riley
General Counsel and Secretary
PLBY Group, Inc.
10960 Wilshire Blvd., Suite 2200
Los Angeles, CA 90024
(Name and address of agent for service)

(310) 424-1800
(Telephone number, including area code, of agent for service)

With a copy to:

P. Michelle Gasaway, Esq.
Skadden, Arps, Slate, Meagher & Flom
300 South Grand Avenue, Suite 3400
Los Angeles, CA 90071
(213) 687-5000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by PLBY Group, Inc., a Delaware corporation (the “Registrant”), relating to 719,618 shares of common stock, par value of $0.0001 per share (the “Common Stock”), issuable under the PLBY Group, Inc. 2021 Equity and Incentive Compensation Plan (the “Plan”).

This Registration Statement is filed pursuant to General Instruction E to Form S-8. Accordingly, this Registration Statement hereby incorporates by reference the contents of the registration statements on Form S-8 filed by the Registrant on August 31, 2021 (File No. 333-259216), on March 31, 2022 (File No. 333-264019) and on March 31, 2023 (File No. 333-271051) (collectively, the “Prior Registration Statements”), with respect to the Plan, as further supplemented by the information set forth below.

This Registration Statement relates solely to the registration of additional securities of the same class as are registered on the Prior Registration Statements. Under the terms of the Plan, shares of Common Stock underlying awards granted under the Plan (upon those awards being cancelled or forfeited, settled for cash, or unearned, or expiring) will become reissuable under the Plan. This Registration Statement registers 719,618 additional shares of Common Stock that are issuable under the Plan as a result of the foregoing pursuant to the terms thereof.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I have been or will be delivered to the participants in the Plan as required by Rule 428(b). Pursuant to General Instruction E to Form S-8, the Registrant hereby incorporates by reference the contents of the Prior Registration Statements, as further supplemented by the information set forth below.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Securities and Exchange Commission (the “SEC”), are incorporated in this Registration Statement by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on March 16, 2023;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2023 and June 30, 2023, filed with the SEC on May 10, 2023 and August 9, 2023, respectively;

(c)	The Registrant’s Current Reports on Form 8-K filed with the SEC on January 9, 2023, January 17, 2023, January 18, 2023, January 24, 2023, February 2, 2023 (Item 1.01), February 21, 2023, March 16, 2023 (Item 5.02), March 22, 2023, April 5, 2023 and June 16, 2023; and

(d)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the SEC on June 4, 2020 (File No. 001-39312), pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description, including the description of the Registrant’s Common Stock included as Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K filed with the SEC on March 16, 2023.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information that are related to such items) after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that their conduct was illegal. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the corporation’s best interests; provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify such officer or director against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of their status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

The Registrant’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) limits the liability of, and indemnifies, its directors and officers to the fullest extent permitted under the DGCL. The Certification of Incorporation further provides that an indemnified person is entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

The Registrant has entered into indemnification agreements with its directors and executive officers. These indemnification agreements, among other things, require the Registrant to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlements incurred by a director or officer in any action or proceeding arising out of their services as one of its directors or officers or any other company or enterprise to which the person provides services as its request. The form of Indemnification Agreement was filed as Exhibit 10.26 to the Registrant’s Current Report on Form 8-K filed on February 16, 2021.

The Registrant has also obtained insurance policies under which, subject to the limitations of the policies, its directors and officers are insured against liability for actions taken in their capacity as directors and officers. The Registrant also maintains a general liability insurance policy, which covers certain liabilities of directors and officers.

The Registrant’s Amended and Restated Bylaws (the “Bylaws”) include the provisions relating to advancement of expenses and indemnification rights consistent with those set forth in its Certificate of Incorporation. In addition, the Registrant’s Bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by it within a specified period of time. The Registrant’s Bylaws also permit it to purchase and maintain insurance, at its expense, to protect it and/or any director, officer, employee or agent of the Registrant or another entity, trust or other enterprise against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of the Registrant’s Bylaws affecting indemnification rights, whether by the Registrant’s board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits it to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Item 8. Exhibits.

Exhibit Number	Exhibit Description
3.1	Second Amended and Restated Certificate of Incorporation of PLBY Group, Inc. (incorporated by reference to Exhibit 3.1 of PLBY’s Form 8-K filed with the SEC on February 16, 2021).

3.2	Amended and Restated Bylaws of PLBY Group, Inc. (incorporated by reference to Exhibit 3.2 of PLBY’s Form 8-K filed with the SEC on February 16, 2021).

3.3	Certificate of Designation of the Series A Preferred Stock (incorporated by reference to Exhibit 3.1 to PLBY’s Form 8-K filed with the SEC on May 17, 2022).

5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

10.1	PLBY Group, Inc. 2021 Equity and Incentive Compensation Plan (incorporated by reference to Exhibit 10.8 of PLBY’s Form 8-K filed with the SEC on February 16, 2021).

10.2	Form of Stock Option Award Agreement under PLBY Group, Inc. 2021 Equity and Incentive Compensation Plan (incorporated by reference to Exhibit 10.48 of PLBY’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC on March 16, 2022).

10.3	Form of Employee Restricted Stock Unit Award Agreement under PLBY Group, Inc. 2021 Equity and Incentive Compensation Plan (incorporated by reference to Exhibit 10.49 of PLBY’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC on March 16, 2022).

10.4	Form of Non-Employee Restricted Stock Unit Award Agreement under PLBY Group, Inc. 2021 Equity and Incentive Compensation Plan (incorporated by reference to Exhibit 10.50 of PLBY’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC on March 16, 2022).

10.5	Form of Performance-Based Restricted Stock Unit Award Agreement under PLBY Group, Inc. 2021 Equity and Incentive Compensation Plan (incorporated by reference to Exhibit 10.51 of PLBY’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC on March 16, 2022).

23.1*	Consent of BDO USA, P.A.

23.2*	Consent of Prager Metis CPAs LLP

23.3*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of Exhibit 5.1).

24.1*	Power of attorney (included on the signature pages of this registration statement).

107*	Filing fee table.

*       Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on August 22, 2023.

PLBY Group, Inc.

By:	/s/ Ben Kohn
Ben Kohn
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ben Kohn and Marc Crossman and each or any one of them, his, her or their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him, her or them and in his, her or their name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he, she or they might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his, her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Ben Kohn	Chief Executive Officer, President and Director	August 22, 2023
Ben Kohn	(Principal Executive Officer)

/s/ Marc Crossman	Chief Financial Officer & Chief Operating Officer	August 22, 2023
Marc Crossman	(Principal Financial Officer)

/s/ Florus Beuting	Chief Accounting Officer	August 22, 2023
Florus Beuting	(Principal Accounting Officer)

/s/ Suhail Rizvi	Chairman of the Board	August 22, 2023
Suhail Rizvi

/s/ Tracey Edmonds	Director	August 22, 2023
Tracey Edmonds

/s/ James Yaffe	Director	August 22, 2023
James Yaffe

/s/ Juliana F. Hill	Director	August 22, 2023
Juliana F. Hill